UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Genaera Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, Pennsylvania 19462

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 3, 2006

TO THE STOCKHOLDERS OF

GENAERA CORPORATION:

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Genaera Corporation (the “Company”) will be held at Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, PA 19428 on Tuesday, October 3, 2006, at 10:00 a.m. local time, for the following purposes:

1.	To approve the grant of discretionary authority to the Company’s Board of Directors to amend the Company’s Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding Common Stock;

2.	To approve an amendment to the Genaera Corporation 2004 Stock-Based Incentive Compensation Plan, as amended, to increase the number of shares of the Company’s Common Stock issuable thereunder by 3,500,000 shares from 7,500,000 shares to 11,000,000 shares; and

3.	To transact any other business that may properly come before the Special Meeting or any adjournments thereof.

Only stockholders of record as of the close of business on August 15, 2006 (the “Record Date”) will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournment thereof. A list of the Company’s stockholders as of the close of business on August 15, 2006 will be available for inspection during normal business hours for ten days prior to the Special Meeting at the Company’s executive offices at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462.

By Order of the Board of Directors,

/s/ John A. Skolas
JOHN A. SKOLAS Executive Vice President, Chief Financial Officer, General Counsel and Secretary

Plymouth Meeting Pennsylvania,

August 21, 2006

THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD ARE BEING MAILED ON OR ABOUT AUGUST 23, 2006.

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, Pennsylvania 19462

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 3, 2006

This Proxy Statement and the accompanying form of proxy are being mailed on or about August 23, 2006 to the stockholders of Genaera Corporation (“we,” “us,” the “Company” or “Genaera”). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Special Meeting of Stockholders (the “Special Meeting”) to be held at Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, PA 19428 on Tuesday, October 3, 2006, at 10:00 a.m. local time, and at any adjournments thereof.

Solicitation of proxies is made on behalf of the Company and its Board of Directors. The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard. The Company may engage a professional solicitation firm to assist it with solicitation of proxies prior to the Special Meeting. If the Company decides to engage such a firm, the Company does not expect to pay more than $25,000 plus expenses.

In accordance with a notice previously sent to certain street-name stockholders who share a single address, the Company is sending only one proxy statement to that address unless the Company received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate proxy statement in the future, they may telephone Investor Relations at (610) 941-5675 or write them at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462. If you are receiving multiple copies of the Company’s proxy statement, you can request householding by contacting Investor Relations in the same manner.

VOTING AT THE MEETING

Holders of record of shares of the Company’s Common Stock at the close of business on August 15, 2006 (the “Record Date”) are entitled to vote at the Special Meeting. As of the Record Date, there were 104,587,789 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such stockholder’s name. A list of stockholders eligible to vote will be available for inspection by stockholders at the Company’s principal place of business, 5110 Campus Drive, Plymouth Meeting, Pennsylvania during normal business hours beginning on September 22, 2006.

The Company presently has no other class of stock outstanding and entitled to be voted at the Special Meeting. The presence in person or by proxy of stockholders of a majority of all votes entitled to be cast at the Special Meeting will constitute a quorum.

Shares cannot be voted at the Special Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Special Meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the Special Meeting in accordance with each stockholder’s directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted as recommended by the Board of Directors (the “Board”). If any other matters are properly presented to the Special Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Brokers who hold shares in street name for customers have the authority under the rules of various stock exchanges to vote on certain items deemed routine by Nasdaq when customers have not provided voting instructions to the brokers (commonly referred to as “broker non-votes”). Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions, those shares will not be included in the vote totals.

With regard to the proposed grant of discretionary authority to the Board to amend the Company’s Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding Common Stock and with regard to the proposed amendment to the Company’s 2004 Stock-Based Incentive Compensation Plan, the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote on each matter is required to approve such grant of authority and such amendment. With regard to the proposed amendment to the Company’s 2004 Stock-Based Incentive Compensation Plan, broker non-votes are not considered shares present in person or represented by proxy and entitled to vote on the matter and therefore will not be taken into account in determining the outcome of that vote, yet broker non-votes will be taken into account in determining the outcome of the vote regarding the proposed grant of discretionary authority to the Board to effect a reverse stock split. Abstentions are considered shares entitled to vote on both matters and therefore will have the effect of a vote against the matters.

Execution of the accompanying proxy will not affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Special Meeting. If you plan to attend the Special Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

PROPOSAL NO. 1—APPROVAL OF THE GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE COMPANY’S FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK

The Company’s Board of Directors adopted a resolution seeking stockholder approval to grant the Board of Directors discretionary authority to amend the Company’s Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of its Common Stock. If the reverse stock split is approved by the Company’s stockholders, the Board of Directors may subsequently effect, in its sole discretion, the reverse stock split based upon any of the following five ratios: one-for-six, one-for-seven, one-for-eight, one-for-ten or one-for-twelve. The approval of holders of a majority of the Company’s outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting is required to approve the grant of discretionary authority to the Company’s Board of Directors to amend the Company’s Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock. A reverse stock split would not be effective until the amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation, substantially in the form attached as Appendix A hereto, is filed with the Secretary of State of the State of Delaware. Approval of Proposal No. 1 would give the Board of Directors authority to implement a reverse stock split at any time prior to the date of the Company’s 2007 annual meeting of stockholders. Even if the Company’s stockholders approve the amendment, the Board of Directors has reserved the discretion not to effect the reverse stock split and abandon effecting the reverse stock split without further action by stockholders.

Reasons for a Reverse Stock Split

The Company’s Common Stock is currently quoted on the Nasdaq Capital Market under the symbol “GENR.” Companies listed on the Nasdaq Capital Market are required to maintain a minimum bid price of $1.00 per share. On June 27, 2006, the Company received a notification from Nasdaq that the bid price of the Company’s Common Stock had closed below the Nasdaq Capital Market’s $1.00 per share minimum bid price requirement for the last thirty consecutive trading days. In accordance with Nasdaq rules, the Company was afforded 180 calendar days, or until December 26, 2006, to regain compliance with the bid price requirement. In order to meet the minimum bid price requirement the Company’s Common Stock would need to trade at or above $1.00 per share for at least ten consecutive business days during the 180 day period.

If the Company is unable to regain compliance prior to December 26, 2006, Nasdaq will determine whether the Company meets the Nasdaq Capital Market initial listing criteria, as set place in Marketplace Rule 4310(c), except for the bid price requirement. Should the Company meet the initial listing criteria, other than the minimum bid price requirement, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period. The Company’s Board of Directors believes that it is in the best interests of the Company’s stockholders and the Company for the Board of Directors to have the discretionary authority to effect a reverse stock split in an effort to return the Company’s stock price to a higher price level. The Company’s Board of Directors believes that if the Company’s Common Stock maintains a higher price after a reverse stock split, the higher price may facilitate the Company’s ability to satisfy the listing requirements of the Nasdaq Capital Market. The Company’s Board of Directors also believes that if the Company’s Common Stock maintains a higher price after a reverse stock split, the higher price may meet investing guidelines for certain institutional investors and investment funds. In addition, the Company’s Board of Directors believes that the Company’s stockholders will benefit from relatively lower trading costs for a higher priced stock because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks.

The Company’s Board of Directors believes that stockholder approval of several potential exchange ratios (rather than a single exchange ratio) will provide it with the flexibility necessary to achieve the desired results of the reverse stock split. If the Company’s stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by the Company’s Board of Directors that the reverse stock split is in the best interests of the Company’s stockholders and the Company at that time. In connection with any determination to effect a reverse stock split, the Company’s Board of Directors will set the timing for such a split and select the specific ratio from among the five ratios described in this proxy statement. No further action on the part of the stockholders will be required to either implement or abandon the reverse stock split. If the Company’s Board of Directors does not implement the reverse stock split prior to the date of the Company’s 2007 annual meeting of stockholders, the authority granted in this proposal to implement the reverse stock split on these terms will terminate. The Company’s Board of Directors reserves its right to elect not to proceed and to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of the Company’s Common Stock (the aggregate value of all the Company’s Common Stock at the then current market price) after the reverse stock split will be equal to or greater than the total market capitalization before the reverse stock split or that the per share market price of the Company’s Common Stock following the reverse stock split will either equal or exceed the then current per share market price.

There can be no assurance that the market price per share of the Company’s Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of the Company’s Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of the Company’s Common Stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split and, in the future, the market price of the Company’s Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors.

While the Company’s Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.

A decline in the market price of the Company’s Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Company’s Common Stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of the Company’s Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split, and the liquidity of the Company’s Common Stock could be adversely affected.

Material Effects of the Proposed Reverse Stock Split

If approved and effected, the reverse stock split will be realized simultaneously for all of our Common Stock and the ratio will be the same for all of our Common Stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power in us, except to the extent that the reverse stock split would otherwise result in any of our stockholders owning a fractional share or option. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-reverse stock split stockholders to the extent there are stockholders presently who would otherwise receive less than one share of our Common Stock after the reverse stock split. However, because the number of authorized shares of our Common Stock will not be reduced, the reverse stock split will increase the Board of Directors’ ability to issue authorized and unissued shares in certain cases without further stockholder action. The Board of Directors has no current plans or intentions to issue any of such available authorized and unissued shares.

The principal effect of the reverse stock split will be that:

•	the number of shares of our Common Stock issued and outstanding will be reduced from approximately 104 million shares as of August 15, 2006 to a range of approximately 17.4 million to 8.7 million shares, depending on the reverse stock split ratio determined by the Board of Directors;

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into our Common Stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors;

•	based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our Common Stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance under our 2004 Stock-Based Incentive Compensation Plan (as amended, the “2004 Plan”) will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

After the consummation of a reverse stock split, you will not receive fractional shares as a result of the reverse stock split. Instead, our transfer agent, StockTrans, Inc., will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of holders who would otherwise be entitled to receive fractional shares. We expect that our transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Common Stock. After the completion of such sale, you will receive a cash payment from our transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale; however, the proceeds will be subject to federal income tax (and may be subject to state or local income taxes). In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, you will have no further interest in us with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

NOTE: If you do not hold sufficient shares to receive at least one share in the reverse stock split and you want to continue to hold our Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1)	purchase a sufficient number of shares of our Common Stock so that you hold at least an amount of shares of Common Stock in your account prior to the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-reverse stock split basis; or

(2)	if applicable, consolidate your accounts so that you hold at least an amount of shares of our Common Stock in one account prior to the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Genaera Employees and Directors of Genaera

•	If you are a Genaera employee, the number of shares reserved for issuance under our existing stock option plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be proportionally adjusted based on the reverse stock split ratio selected by the Board of Directors.

•	If you are a current or former employee, you may have been awarded Genaera restricted stock, which will be proportionally adjusted based on the reverse stock split ratio selected by the Board of Directors.

Effect on Registered and Beneficial Stockholders

Upon the commencement of a reverse stock split, we intend to treat stockholders holding our Common Stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name”. However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book-Entry” Stockholder

Our registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. After the consummation of a reverse stock split, these stockholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. Such cash payment is subject to applicable federal income tax (and may be subject to state or local income taxes) and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

Effect on Registered Certificated Shares

•	Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

•	No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

•	If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Effect on Fractional Stockholders”.

At any time after receipt of your direct registration system statement, you may request a stock certificate representing your ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of our Common Stock and outstanding rights to acquire our Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of our Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of our Common Stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of August 15, 2006, we had 150,000,000 shares of authorized Common Stock and 104,587,789 shares of Common Stock issued and outstanding. We will continue to have 9,211,031 authorized shares of Preferred Stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of our Common Stock will be diluted.

Accounting Matters

The reverse stock split will not affect the par value of our Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net loss and net book value of our Common Stock will be restated because there will be fewer shares of Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of us, nor is it part of a plan by management to recommend to the Board of Directors and stockholders a series of amendments to our Fifth Amended and Restated Certificate of Incorporation. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Fifth Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of us.

Procedure for Effecting Reverse Stock Split

If the stockholders approve the proposal to authorize the reverse stock split and the Board of Directors decides to implement the reverse stock split at any time prior to the date of the Company’s 2007 annual meeting of stockholders, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Fifth Amended and Restated Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date”. Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Appendix A to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such rights.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to a United States holder of our Common Stock. It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i. e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. This discussion only applies to you if you are a United States holder of our Common Stock.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor, except that, as described below, if cash is received in lieu of fractional shares, the stockholder’s aggregate tax basis will be reduced by the amount attributable to the fractional shares. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of a fractional share of our Common Stock by a United States holder of our Common Stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date. If you receive cash in lieu of a fractional share of our Common Stock, your aggregate tax basis in the post-reverse stock split shares will be reduced by the basis attributable to such fractional shares.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE COMPANY’S FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF FIVE RATIOS AT ANY TIME BEFORE THE DATE OF THE COMPANY’S 2007 ANNUAL MEETING OF STOCKHOLDERS.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth for the years ended December 31, 2005, 2004 and 2003 certain compensation awarded, earned or paid by the Company to its Chief Executive Officer and each of the other executive officers of the Company named below who served in such capacities as of December 31, 2005, unless otherwise noted, and who received in excess of $100,000 for services rendered to the Company (the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Restricted Stock Awards (1)	Securities Underlying Options	All Other Compensation
Roy C. Levitt, M.D.	2005	$475,000	$75,000	(2)	$256,600	—	$641,424	(4)
Chief Executive officer	2004	$425,000	$330,000	(2)	$5,588	150,000	$9,000	(3)
	2003	$343,750	$—		$8,756	50,000	$9,000	(3)

John L. Armstrong, Jr.	2005	$311,479	$125,000	(5)	$46,626	400,000	$3,125	(3)
President and Chief Operating Officer	2004	$271,583	$130,000	(5)	$51,125	200,000	—
	2003	$46,132	$—		—	100,000	—

John A. Skolas	2005	$258,583	$75,000	(6)	$27,501	200,000	—
Executive Vice President, Chief Financial Officer General Counsel and Secretary	2004	$220,833	$110,000	(6)	—	200,000	—
	2003	$40,277	$—		—	100,000	—

(1)	Restricted stock awards were granted under the Company’s Amended 1998 Equity Compensation Plan and its 2004 Stock-Based Incentive Compensation Plan. Issuances occur in equal installments over two to four years on the anniversary of the initial determination by the Compensation Committee, provided that the grantee remains an employee or director of the Company. Dividends are not paid on unvested restricted stock awards. In 1999, the Compensation Committee awarded 7,500 shares of Common Stock to Dr. Levitt, of which 1,875 shares were issued in each of the years 2000, 2001, 2002 and 2003. In 2000, the Compensation Committee awarded 7,500 shares of Common Stock to Dr. Levitt, of which 1,875 shares were issued in 2001, 2002, 2003 and 2004. In 2001 and 2002, the Compensation Committee did not grant any restricted stock awards. In 2003, the Compensation Committee granted Mr. Armstrong 50,000 shares of restricted stock, of which 12,500 shares were issued in each of the years 2004 and 2005. At December 31, 2005, Mr. Armstrong had 25,000 shares of unvested restricted stock outstanding related to this grant, which had a fair market value of $37,500. In 2004, the Compensation Committee awarded an aggregate of 250,000 shares of Common Stock to certain named executive officers as follows: Dr. Levitt 150,000 shares, of which 75,000 were issued in 2005; Mr. Armstrong 50,000 shares, of which 16,667 were issued in 2005; and Mr. Skolas 50,000 shares, of which 16,667 were issued in 2005. At December 31, 2005, Dr. Levitt had 75,000 shares of unvested restricted stock outstanding related to this grant, which had a fair market value of $112,500; Mr. Armstrong had 33,333 shares of unvested stock outstanding related to this grant, which had a fair market value of $50,000; and Mr. Skolas had 33,333 shares of unvested stock outstanding related to this grant, which had a fair market value of $50,000. Year-end values are based upon a price of $1.50 per share, which was the closing market price of a share of the Company’s Common Stock on December 30, 2005.
(2)	In the second quarter of 2004, Dr. Levitt was awarded a $200,000 bonus in respect of accomplishments in 2002 and 2003 and for foregoing any bonus in those years to conserve the Company’s resources. In December of 2004, he was awarded a bonus of $130,000, paid in 2005, for accomplishments in 2004. In December of 2005 he was awarded a bonus of $75,000, paid in 2006, for accomplishments in 2005.
(3)	Other compensation represents an automobile allowance.
(4)	Amount includes severance payment and an automobile allowance.

(5)	In early 2004, Mr. Armstrong was awarded a bonus of $40,000 for accomplishments in 2003. In December of 2004, he was awarded a bonus of $90,000, paid in 2005, for accomplishments in 2004. In December of 2005, he was awarded a bonus of $125,000, paid in 2006, for accomplishments in 2005.
(6)	In early 2004, Mr. Skolas was awarded a bonus of $35,000 for accomplishments in 2003. In December of 2004 he was awarded a bonus of $75,000, paid in 2005, for accomplishments in 2004. In December 2005, he was awarded a bonus of $75,000, paid in 2006, for accomplishments in 2005.

STOCK OPTIONS

The following table sets forth information regarding stock options granted during the fiscal year ended December 31, 2005 to the Company’s executive officers named below:

Option Grants in Last Fiscal Year

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (3)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005	Exercise Price (2)	Expiration Date

Name					5%	10%
Roy C. Levitt, M.D.	—	—%	N/A	N/A	N/A	N/A

John L. Armstrong, Jr.	200,000	9%	$1.69	7/27/2015	$212,566	$538,685
	200,000	9%	$1.355	12/8/2015	$170,430	$431,904

John A. Skolas	100,000	4%	$1.69	7/27/2015	$106,283	$269,342
	100,000	4%	$1.355	12/8/2015	$85,215	$215,952

(1)	Options are non-qualified stock options to acquire shares of Common Stock with a stated term of ten years, vesting in four equal annual installments beginning one year after the date of grant. If a “change in control” (as defined in the Amended 1998 Equity Compensation Plan and the 2004 Stock-Based Incentive Plan) were to occur, these options would become immediately exercisable in full.
(2)	The Company granted options at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, as determined by the Board of Directors.
(3)	Potential realizable values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder’s continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table. These assumptions are not intended to forecast future appreciation of the Company’s Common Stock.

The following table sets forth certain information regarding stock option exercises during 2005 and the value of vested and unvested options for the persons named in the Summary Compensation Table as of December 31, 2005. Year-end values are based upon a price of $1.50 per share, which was the closing market price of a share of the Company’s Common Stock on December 30, 2005, and represents the difference between $1.50 per share and the exercise price per share of the options.

Aggregated Option Exercises in Last Year and Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Roy C. Levitt, M.D.	—	$—	1,035,000	—	$625,560	$—
	—	$—	100,000	600,000	$—	$—
	—	$—	100,000	400,000	$—	$—

The following table provides aggregate information as of December 31, 2005 regarding the Company’s equity compensation plans, including the 2004 Stock-Based Incentive Compensation Plan and the Amended 1998 Equity Compensation Plan.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options and rights and lapse of restrictions on restricted stock	Weighted-average exercise price of outstanding options and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,763,916	$2.90	1,698,625
Equity compensation plans not approved by security holders	—	—	—

Total	5,763,916	$2.90	1,698,625

(1)	Does not include restricted stock.

The 1998 Equity Compensation Plan

Genaera adopted the 1998 Equity Compensation Plan (the “1998 Plan”) to assist the Company in attracting officers and other employees, non-employee directors, and consultants and advisors and to allow these individuals to acquire and maintain shares of the Company’s Common Stock. The 1998 Plan provided participants with the ability to receive awards of incentive stock options, nonqualified stock options and stock awards. The 1998 Plan was originally effective on February 11, 1998 and was amended by the Board of Directors on March 9, 2001, to change the name from the Magainin Pharmaceuticals, Inc. 1998 Equity Compensation Plan, and on March 21, 2001, to increase the number of shares authorized to be issued under the plan. The 1998 Plan was approved by the stockholders on May 16, 2001 and is hereinafter referred to as the “Amended 1998 Plan.”

In general, a committee of two or more non-employee directors appointed by the Board of Directors administers the Amended 1998 Plan and determines the exercise price and exercisability of the stock options granted. Genaera’s employees, non-employee directors and consultants and advisors are eligible to receive awards under the Amended 1998 Plan and such awards could be in the form of incentive stock options, nonqualified stock options or restricted stock. Unless the committee determines otherwise, if an eligible person ceases to be employed by, or to provide service to the Company for any reason, their award of restricted stock will terminate and all shares that are subject to restrictions must be immediately returned to the Company.

As of August 9, 2006, options to purchase 646,500 shares remain available for issuance under the Amended 1998 Plan. Unless the Board provides otherwise, no additional awards will be granted under the Amended 1998 Plan after February 10, 2008. The Amended 1998 Plan will continue to exist until such time as all of the options granted thereunder have either been exercised or lapsed.

The 2004 Stock-Based Incentive Compensation Plan

Genaera adopted the 2004 Stock-Based Incentive Compensation Plan (as amended, the “2004 Plan”) to assist the Company in attracting and retaining valued employees, consultants and directors by offering them a greater stake in the Company’s success and a closer identification with it, and to encourage ownership of its stock by such employees, consultants and directors.

Under the 2004 Plan, eligible participants may be granted three types of awards based on the Company’s Common Stock including: options to purchase stock, deferred stock or restricted stock. The Board of Directors authorized the adoption of the 2004 Plan on March 22, 2004 and the 2004 Plan was subsequently adopted by the stockholders on May 11, 2004 and amended by stockholders on May 11, 2006 to increase the number of shares of the Company’s Common Stock issuable thereunder by 3,000,000 shares from 4,500,000 shares to 7,500,000 shares.

The 2004 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine which employees, non-employee directors and consultants will receive discretionary awards under the 2004 Plan, the terms of the awards, including the timing and type of the award, the duration of any applicable exercise or restriction period, the number of shares subject to the award and the value of the award. The Compensation Committee also has the authority to administer and interpret the 2004 Plan and any agreements issued under the 2004 Plan.

In addition, the Board of Directors may designate one or more of its members or officers of the Company to serve as a secondary committee and delegate to the secondary committee the authority to grant awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. The secondary committee will have the same authority with respect to selecting the individuals to whom awards are granted and establishing the terms and conditions of awards as the Compensation Committee has under the terms of the 2004 Plan.

The 2004 Plan authorizes the Company to issue up to 7,500,000 shares of the Company’s Common Stock pursuant to awards. The 2004 Plan provides that the maximum number of shares that may be subject to grant to any individual during a calendar year is 500,000 shares. To the extent an award lapses or the rights of an award holder lapse, the shares subject to such awards will again be available under the 2004 Plan.

In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the Company’s corporate structure affecting its Common Stock, or any distribution to its stockholders other than a cash dividend, the Board of Directors shall make the appropriate adjustment in the number and kind of shares authorized by the 2004 Plan and other adjustments to outstanding awards as it deems appropriate. Upon a change of control of the Company (as defined in the 2004 Plan) and unless the Compensation Committee determines otherwise, the Compensation Committee shall fully vest all awards made under the 2004 Plan. In addition, upon a change of control of the Company, the Compensation Committee may, at its discretion (i) cancel any outstanding awards in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option or base price of the award, (ii) after having given the award holder a chance to exercise any outstanding options, terminate any or all of the award holder’s unexercised options, or (iii) where the Company is not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards.

The Compensation Committee shall establish the time and the manner in which an option may be exercised and has a right to amend the terms of option grant instruments in certain circumstances. The price per share at which Common Stock may be purchased upon exercise of an option shall be determined by the Compensation Committee, but, in the case of incentive stock options, shall be not less than the fair market value (as such term is defined in the 2004 Plan) of a share of Common Stock on the date of grant. In the case of any incentive stock option granted to a ten percent stockholder, the option price shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant. The option price for non-qualified options may not be less than the fair market value of a share of Common Stock on the date of grant.

In a deferred stock award, the Company will deliver, subject to certain conditions which could include achievement of performance goals determined by the Compensation Committee, a fixed number of shares of Common Stock to the participant at the end of a specified deferral period or periods. During the deferral period(s), the participant has no rights as a stockholder with respect to any such shares. Amounts equal to any dividends declared during the deferral period with respect to deferred stock that is not subject to the achievement of specified performance goals will be paid to the participant, reinvested in additional shares of deferred stock or otherwise reinvested, as determined by the Compensation Committee at the time of the award. Dividends paid during the deferral period on deferred stock subject to a performance goal shall be reinvested in additional deferred stock and the expiration of the deferral period for such deferred stock shall be subject to the performance goals. Shares of Common Stock awarded pursuant to a deferred stock award shall be issued and delivered at the end of a deferral period as specified in the deferred stock grant instrument evidencing such award.

In a restricted stock award, the Compensation Committee grants to a participant shares of Common Stock that are subject to certain restrictions, including vesting of such stock upon rendering of additional service or the happening of specific events, including the achievement of performance goals determined by the Compensation Committee. During the restriction period, holders of restricted stock have the right to vote the shares of restricted stock. Amounts equal to any dividends declared during the restriction period with respect to restricted stock that is not subject to the achievement of specified performance goals will be paid to the participant, reinvested in additional shares of restricted stock or otherwise invested, as determined by the Compensation Committee at the time of the award. Dividends paid during the restriction period on restricted stock subject to a performance goal shall be reinvested in additional restricted stock and the expiration of the restriction period for such restricted stock shall be subject to the performance goals. Generally, certificates representing shares of Common Stock awarded pursuant to a restricted stock award will be issued to the participant and deposited by the participant with the Company to be held in escrow during the restriction period. The Compensation Committee may modify or accelerate the delivery of shares of restricted stock.

As of August 9, 2006, options to purchase 4,739,250 shares of the Company’s Common Stock and 251,875 shares of restricted stock have been issued under the 2004 Plan. The 2004 Plan will terminate on May 10, 2014, unless earlier terminated by the Board of Directors. The 2004 Plan will continue to exist until such time as all of the awards granted thereunder have either been exercised or lapsed.

Executive Arrangements

The Company’s executive officers are entitled to receive twelve months’ base salary in the event that their employment is terminated without “cause” pursuant to individual employment agreements. In January of 2006, in conjunction with Mr. Armstrong’s appointment as Chief Executive Officer, he was granted 100,000 shares of restricted stock vesting in three installments as follows: 34,000 shares on July 31, 2006; 33,000 shares on December 31, 2006; and 33,000 shares on June 30, 2007.

The Company does not currently grant any long-term incentives, other than stock options, to its executives or other employees. Similarly, the Company does not sponsor any defined benefit or actuarial plans at this time.

In 2004, Genaera entered into change in control agreements with Mr. Armstrong and Mr. Skolas which provide that if they are terminated without “cause” upon, or within the twenty four months following, a change in control or they voluntarily terminate their employment with Genaera for good reason upon or after a change in control, they will receive severance compensation equal to the sum of (a) their base salary and unpaid vacation time accrued and owing through the date of termination, (b) a prorated bonus based on the highest bonus received by the individual; (c) two (2) times the sum of their base salary plus the highest bonus awarded to the individual; and (d) benefits through the 24 months following the date of the change in control.

Compensation of Directors

All non-employee directors receive an annual fee of $15,000 for their services to the Company as directors, with the exception of the lead director who receives an annual fee of $22,500, pro rated in accordance with the period served, and grants of stock options for 20,000 shares of Common Stock annually. These grants are made automatically on the date of the Annual Meeting of Stockholders to each director elected at such meeting pursuant to Section 8.2 of the 2004 Stock-Based Incentive Compensation Plan adopted at the 2004 Annual Meeting of Stockholders. If a “change in control,” as defined in that plan, were to occur, these options would become immediately exercisable in full. In addition, the Compensation Committee approved grants of stock options for 10,000 shares of Common Stock in December of 2005 to each of the non-executive directors. The options granted to directors are non-qualified stock options to acquire shares of Common Stock with a stated term of ten years, vesting in four equal annual installments beginning one year after the date of grant.

Members of the Compensation, Audit and Nominating Committees receive additional compensation for attendance at committee meetings at the rate of $500 per minuted meeting, but not to exceed $500 per calendar quarter. The Chairman of the Audit Committee receives an additional $1,000 for a total of $1,500 per minuted committee meeting attended, not to exceed $1,500 per calendar quarter. The Chairmen of the Compensation and Nominating Committees receive an additional $500 per minuted meeting of the committees they chair for a total of $1,000 per minuted meeting, not to exceed $1,000 per calendar quarter. Directors are also reimbursed for expenses incurred in connection with attending meetings of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are R. Frank Ecock, Zola P. Horovitz and Robert F. Shapiro. There are currently no Compensation Committee interlocks or insider participation related to members of the Compensation Committee.

PROPOSAL NO. 2—APPROVAL OF AN INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER THE COMPANY’S 2004 STOCK-BASED INCENTIVE COMPENSATION PLAN

At the 2004 Annual Meeting, stockholders approved the Genaera Corporation 2004 Stock-Based Incentive Compensation Plan (as amended, the “2004 Plan”), which is the plan under which the Company presently grants stock options or stock awards to its employees and other key personnel. At the 2006 Annual Meeting, stockholders approved an amendment to the 2004 Plan to increase the aggregate number of shares of Common Stock authorized for issuance or transfer through the grant of stock options or stock awards from 4,500,000 shares to 7,500,000 shares.

The Board believes that the 2004 Plan helps the Company attract, retain and motivate employees and other key personnel and encourages them to devote their best efforts to the business and financial success of the Company. The Board believes that by providing key employees, non-employee directors and consultants with the opportunity to acquire an equity interest in the Company, stock options serve to align the grantees’ interests closely with those of the other stockholders. The 2004 Plan has not been amended previously. As of August 9, 2006, the Company had granted, net of cancellations, options to purchase 4,332,500 shares under the 2004 Plan. As of August 9, 2006, the Company had granted, net of cancellations, restricted stock awards of 176,875 shares under the 2004 Plan. The Board of Directors believes it is in the best interest of the Company to increase the number of shares that may be issued or transferred under the 2004 Plan because the increase will allow the Company to continue to grant stock-based compensation at levels it deems appropriate.

Description of the 2004 Plan

The 2004 Plan provides for grants of stock options and restricted stock to designated officers and other employees (including employees who are also directors) of the Company or its subsidiaries, non-employee directors of the Company and advisors and consultants who perform valuable services for the Company or its subsidiaries. Grants of stock options and restricted stock are referred to collectively as “Grants.” The Company has filed a registration statement on Form S-8 to register the initial aggregate shares of Common Stock issuable under the 2004 Plan. If the amendment to the 2004 Plan is approved by stockholders, increasing the number of shares under the 2004 Plan to 11,000,000, the Company will file a Form S-8 to register the additional shares.

General.    Subject to adjustment in certain circumstances, as discussed below, and stockholder approval of the increase in the number of shares available under the 2004 Plan, the 2004 Plan will authorize up to 11,000,000 shares of Common Stock for issuance pursuant to the terms of the 2004 Plan. If and to the extent Grants under the 2004 Plan expire, or are canceled, forfeited, exchanged, surrendered or terminated for any reason without being exercised, or the shares subject to any Grant are forfeited, the shares of Common Stock subject to such Grant will be available again for grant under the 2004 Plan.

Administration.    The 2004 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently comprised of three members, each of whom is a member of the Board of Directors, a “non-employee director” as defined under Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act and an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. In addition, the Board of Directors may designate one or more of its members or officers of the Company to serve as a secondary committee and delegate to the secondary committee authority to grant awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. The secondary committee will have the same authority with respect to selecting the individuals to whom awards are granted and establishing the terms and conditions of awards as the Compensation Committee has under the terms of the 2004 Plan.

The Compensation Committee has the following powers and authority with regard to the 2004 Plan:

•	to interpret and administer the 2004 Plan;

•	to select the participants who are to receive awards under the 2004 Plan;

•	to determine the times at which awards will be granted;

•	to determine the amount of awards to be granted to each such participant;

•	to unilaterally amend existing awards without the consent of the participant; provided that such amendment does not adversely affect the participant and that no award may be repriced, replaced, regranted through cancellation or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award;

•	to amend existing awards that adversely affect a participant; provided that the participant consents; and

•	to determine the terms and conditions of awards granted under the 2004 Plan and the terms of grant instruments which will be entered into with participants with respect to the 2004 Plan.

The Compensation Committee has the power to establish different terms and conditions with respect to different participants in the 2004 Plan.

Shares of Stock Available for Grant.    If stockholder approval is obtained, a total not exceeding an aggregate amount of 11,000,000 shares of Common Stock will be available for issuance under the 2004 Plan. The shares may be treasury shares or authorized but unissued shares. The maximum number of shares of Common Stock subject to options that may be granted to any one individual may not exceed 500,000 shares of Common Stock during any calendar year (the “Individual Limit”).

The 2004 Plan provides that the number of shares or options issuable or transferable to participants and other relevant features of each award may be appropriately adjusted by the Compensation Committee if any change in the outstanding shares of Common Stock occurs by reason of a stock split or recapitalization, any pro rata distribution to all stockholders of property in respect to or in exchange for their outstanding shares of Common Stock or other similar corporate change occurs.

Incentive Awards to the Company’s Directors.    Under the 2004 Plan, each director who is not an employee of the Company and who is elected or reelected to the Board of Directors at an annual meeting of stockholders automatically receives an option to purchase 20,000 shares of Common Stock and the shares of Common Stock underlying such option shall vest one-quarter per year that such director remains a director for four years beginning on the first anniversary of the grant. In the event a director resigns from the Company’s Board of Directors other than for cause prior to the four-year anniversary of the options grant, the vesting of such option shall accelerate to the effect that such option immediately becomes exercisable with respect to one-forty-eighth of the shares of Common Stock underlying such option for each full month that has elapsed between the date of the grant of such option and the date of such resignation. The price per share at which Common Stock may be purchased upon the exercise of an option granted to a director who is not an employee of the Company shall be not less than the fair market value of a share of Common Stock on the date of grant.

Options.    The specific terms and conditions of each option are to be set forth in a written option grant instrument, which complies with the 2004 Plan.

The Compensation Committee establishes the time and the manner in which an option may be exercised and has a right to amend the terms of option grant instruments in certain circumstances. The price per share at which Common Stock may be purchased upon exercise of an option is determined by the Compensation Committee, but, in the case of incentive stock options, shall be not less than the fair market value (as such term is defined in the 2004 Plan) of a share of Common Stock on the date of grant. In the case of any incentive stock option granted to a ten percent stockholder, the option price shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant. The option price for non-qualified options may not be less than the fair market value of a share of Common Stock on the date of grant.

The option price of the shares of Common Stock received upon the exercise of an option shall be paid: (i) in full in cash at the time of exercise, (ii) with the consent of the Compensation Committee, in whole or in part in Common Stock held by the participant for at least six months and valued at their fair market value on the date of exercise, or (iii) by such other method as the Compensation Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. With the consent of the Compensation Committee, payment upon the exercise of a non-qualified option may be made in whole or in part by shares of Common Stock which have been held by the participant for at least six months (based upon the fair market value of the Common Stock on the date the option is exercised, as determined by the Compensation Committee). Special rules apply which limit the time of exercise of an option following an employee’s termination of employment or upon the occurrence of a change in control of the Company. The Compensation Committee may impose additional restrictions on the exercise of any option.

Deferred Stock.    In a deferred stock award, the Company will deliver, subject to certain conditions which could include achievement of performance goals determined by the Compensation Committee, a fixed number of shares of Common Stock to the participant at the end of a specified deferral period or periods. During the deferral period(s), the participant has no rights as a stockholder with respect to any such shares. Amounts equal to any dividends declared during the deferral period with respect to deferred stock that is not subject to the achievement of specified performance goals will be paid to the participant, reinvested in additional shares of deferred stock or otherwise reinvested, as determined by the Compensation Committee at the time of the award. Dividends paid during the deferral period on deferred stock subject to a performance goal shall be reinvested in additional deferred stock and the expiration of the deferral period for such deferred stock shall be subject to the performance goals. Shares of Common Stock awarded pursuant to a deferred stock award shall be issued and delivered at the end of a deferral period as specified in the deferred stock grant instrument evidencing such award.

Restricted Stock.    In a restricted stock award, the Compensation Committee grants to a participant shares of Common Stock that are subject to certain restrictions, including vesting of such stock upon rendering of additional service or the happening of certain events, including the achievement of certain performance goals determined by the Compensation Committee. During the restriction period, holders of restricted stock have the right to vote the shares of restricted stock. Amounts equal to any dividends declared during the restriction period with respect to restricted stock that is not subject to the achievement of specified performance goals will be paid to the participant, reinvested in additional shares of restricted stock or otherwise invested, as determined by the Compensation Committee at the time of the award. Dividends paid during the restriction period on restricted stock subject to a performance goal shall be reinvested in additional restricted stock and the expiration of the restriction period for such restricted stock shall be subject to the performance goals. Generally, certificates representing shares of Common Stock awarded pursuant to a restricted stock award will be issued to the participant and deposited by the participant with the Company to be held in escrow during the restriction period. The Compensation Committee may modify or accelerate the delivery of shares of restricted stock.

Amendment of the 2004 Plan.    The Board of Directors may modify or amend, suspend or terminate the 2004 Plan at any time, provided that no such amendment may be made without stockholder approval which shall (i) increase (except as provided in the 2004 Plan) the total number of shares available for issuance pursuant to the 2004 Plan, (ii) change the class of participants eligible to participate, (iii) modify the Individual Limit (except as provided in the 2004 Plan) or the categories of performance goals set forth in the 2004 Plan or (iv) change the amendment and termination provisions of the 2004 Plan. Termination of the 2004 Plan would not affect options outstanding under the 2004 Plan at the time of termination.

Changes in Capitalization.    In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the Company’s corporate structure affecting its Common Stock, or any distribution to the Company’s stockholders other than a cash dividend, the Board of Directors will make the appropriate adjustment in the number and kind of shares authorized by the 2004 Plan and other adjustments to outstanding awards as it deems appropriate. No fractional shares of Common Stock shall be issued pursuant to such an adjustment. The fair market value of any fractional shares resulting from such adjustments will, where appropriate, be paid in cash to the holders.

Change of Control.    Upon a change of control of the Company (as defined in the 2004 Plan) and unless the Compensation Committee determines otherwise, the Compensation Committee will fully vest all awards made under the 2004 Plan. In addition, upon a change of control of the Company, the Compensation Committee may, at its discretion, (i) cancel any outstanding awards in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option or base price of the award, (ii) after having given the award holder a chance to exercise any outstanding options, terminate any or all of the award holder’s unexercised options or (iii) where the Company is not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards.

Federal Tax Consequences of Stock Options

In general, neither the grant nor the exercise of an incentive stock option will result in federal taxable income to an option holder or a deduction to the Company. Only employees of the Company may receive incentive stock options. To receive special tax treatment as an incentive stock option under the Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Code generally allows the sale of the Company’s Common Stock received upon the exercise of an incentive stock option to result in any gain being treated as short-term or long-term capital gain to the option holder depending upon the period the stock underlying the incentive stock option has been held, but the Company will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. The Company will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. The amount of such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, an option holder will recognize ordinary income at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying Common Stock on the exercise date over the exercise price. The Company will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain or loss depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Exchange Act. The foregoing tax discussion is a general description of certain expected federal income tax results under current law and all affected individuals should consult their own advisors if they wish any further details or have special questions.

Federal Tax Consequences of Restricted or Deferred Stock Awards

Shares of restricted stock received will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such shares of restricted stock does not make the Section 83(b) election described below, the participant realizes no taxable income upon the receipt of shares of restricted stock. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will realize ordinary income equal to the fair market value of the shares at that time. Dividends paid with respect to restricted stock will be treated as compensation income (not dividend income) received by the participant. A participant’s tax basis in shares of restricted stock will be equal to their fair market value when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving shares of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) election”) with respect to the shares. By making a Section 83(b) election, the participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account). By making a Section 83(b) election, the participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse and will instead recognize capital gain or loss with respect to the shares when they are sold. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made will be treated as dividend income, assuming the Company has adequate current or accumulated earnings and profits. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with the Company, within 30 days after shares of restricted stock are received, and the participant must also attach a copy of such election to his or her federal income tax return for the year in which the shares are received.

A participant realizes no taxable income when a deferred stock award is made. When the deferral period for the award ends and the participant receives shares of Common Stock, the participant will realize ordinary income equal to the fair market value of the shares at that time. A participant’s tax basis (cost) in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when such participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Section 162(m)

Section 162(m) of the Code may preclude the Company from claiming a federal income tax deduction if the Company pays total remuneration in excess of $1 million to the Chief Executive Officer or to any of the other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation, which includes amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The 2004 Plan is intended to make grants of stock options that meet the requirements of performance-based compensation. The 2004 Plan is also intended to make grants of restricted stock and deferred stock to which performance goals are attached that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the Compensation Committee.

Grants Under The 2004 Plan

Because Grants will be made from time to time by the Compensation Committee to those persons whom the Compensation Committee determines in its discretion should receive Grants, the benefits and amounts that may be received in the future by persons eligible to participate in the 2004 Plan are not presently determinable.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2004 STOCK-BASED INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE THEREUNDER TO 11,000,000 SHARES.

OTHER MATTERS FOR THE SPECIAL MEETING

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the accompanying proxy will vote the shares represented thereby in accordance with their judgment.

KPMG LLP has audited the Company’s financial statements since their appointment in 1999. Representatives of KPMG LLP are expected to be present at the Special Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the Proxy Statement and form of proxy relating to the 2007 annual meeting, such proposals must be received by the Company no later than December 7, 2006. Proposals should be directed to the attention of the Office of the Corporate Secretary, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462. Under Securities and Exchange Commission rules, stockholders wishing to have a proposal presented at an annual meeting must submit the proposal to the Company so that the Secretary of the Company receives it not less than 120 calendar days prior to April 6, 2007; provided, however, that in the event the date of the meeting is advanced by more than 30 days from the date of the 2006 Annual Meeting of stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

Securities and Exchange Commission rules establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting. The deadline for these proposals for the 2007 Annual Meeting is February 20, 2007 (45 calendar days prior to the anniversary of the mailing date of the Company’s Proxy Statement for the Company’s 2006 Annual Meeting). If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy holders will be allowed to use their discretionary authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2007 Annual Meeting.

INCORPORATION BY REFERENCE

The Company’s Annual Report to Stockholders for the year ended December 31, 2005, including financial statements, is incorporated hereby by reference. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the U. S. Securities and Exchange Commission, is available without charge upon written request to Investor Relations, Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462 or in the SEC’s EDGAR database at www.sec.gov.

By Order of the Board of Directors,

/s/ John A. Skolas
JOHN A. SKOLAS Secretary

Plymouth Meeting, Pennsylvania

August 21, 2006

APPENDIX A

PROPOSED AMENDMENT NO. 1

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GENAERA CORPORATION

Genaera Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment (the “Amendment”) amends the provisions of the Corporation’s Fifth Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on June 6, 2006 (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

THIRD: Section 4 of the Certificate of Incorporation is hereby amended by adding Section 4(B)(3) as follows:

“(3) Reclassification. Simultaneously with the filing of this Certificate of Amendment of the Certificate of Incorporation (the “Effective Time”), all issued and outstanding shares of Common Stock issued and outstanding immediately prior to the Effective Time (“Existing Common Stock”) shall, without further action on the part of the Corporation or any holder of such Existing Common Stock, be and hereby are automatically combined and reclassified as follows: each [six (6)] [seven (7)] [eight (8)] [ten (10)] [twelve (12)] shares of Existing Common Stock shall be combined and reclassified (the “Reverse Split”) as one (1) fully paid and non-assessable share of issued and outstanding Common Stock, par value $.002 per share (“New Common Stock”), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than [six (6)] [seven (7)] [eight (8)] [ten (10)] [twelve (12)] shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by [six (6)] [seven (7)] [eight (8)] [ten (10)] [twelve (12)], does not result in a whole number (a “Fractional Share Holder”), the fractional share interest of New Common Stock held by such Fractional Share Holder as a result of the Reverse Split shall be converted to and paid as soon as practicable after the Effective Date an amount in cash (rounded up to the nearest whole cent) equal to the product obtained by multiplying (x) the fractional share interest to which such stockholder would otherwise be entitled by (y) the closing price for a share of the Existing Common Stock as reported on the Nasdaq National Market (as reported in The Wall Street Journal) on the Effective Date.

The Reverse Split shall not change the par value per share of the shares of Common Stock, which par value per share of Common Stock shall remain $.002 per share, and the remaining par value of the Existing Common Stock shall be reclassified as surplus. The reclassification of the Existing Common Stock into Common Stock will be deemed to occur at the Effective Time, regardless of when the certificates representing such Existing Common Stock are physically surrendered to the Corporation.

From and after the Effective Time, the term “New Common Stock,” as used in this Section 4 shall mean Common Stock, as provided in this Certificate of Incorporation, the Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock of the Corporation, the Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock of the Corporation, the Certificate of Designations, Rights and Preferences of Series C-1 Convertible Preferred Stock of the Corporation and the Certificate of Designations, Rights and Preferences of Series C-2 Convertible Preferred Stock of the Corporation, each as may be amended from time to time.”

A-1

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer this [      ]d day of [            ], 2006.

GENAERA CORPORATION

By:
John L. Armstrong, Jr. President and Chief Executive Officer

A-2

PROXY	GENAERA CORPORATION	PROXY

Special Meeting of Stockholders, October 3, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Armstrong, Jr. and John A. Skolas, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Special Meeting of Stockholders of Genaera Corporation to be held on October 3, 2006, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting, or any adjournments thereof, all as set forth in the August 21, 2006 Proxy Statement.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.

1.	To approve the grant of discretionary authority to the Company’s Board of Directors to amend the Company’s Fifth Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock at any one of the following five ratios: one-for-six, one-for-seven, one-for-eight, one-for-ten or one-for-twelve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF THE COMPANY’S FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF FIVE RATIOS AT ANY TIME BEFORE THE DATE OF THE COMPANY’S 2007 ANNUAL MEETING OF STOCKHOLDERS.

For ☐	Against ☐	Abstain ☐

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.

2.	To approve an amendment to the Company’s 2004 Stock-Based Incentive Compensation Plan to increase the number of shares issuable thereunder to 11,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2004 STOCK- BASED INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE THEREUNDER TO 11,000,000 SHARES.

For ☐	Against ☐	Abstain ☐

3.	To vote on such other matters that may properly come before the meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF GENAERA CORPORATION.

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated	, 2006

Signature

Signature (if held jointly)
I plan to attend the meeting: Yes ☐ No ☐

This Proxy will be voted FOR the proposals unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting. PLEASE DATE, SIGN AND RETURN PROMPTLY.